Exhibit 21

Subsidiaries of Harris Interactive Inc.

Louis Harris & Associates, Inc.

Wirthlin Worldwide, LLC

Harris Interactive International, Inc.

GSBC Ohio Corporation

Harris Interactive Asia, LLC

The Wirthlin Group International, LLC

Wirthlin UK Limited

HI UK Holdings Limited

Romtec UK Limited

Harris Interactive UK Limited

Teligen UK Limited

Wirthlin Europe Limited

Harris Interactive SAS

Harris Interactive AG

2144798 Ontario Inc.

Harris/Decima Inc.

Opinion Search Inc.

Harris Interactive Asia (Holdings) Limited

Harris Interactive Asia Limited

Harris Interactive Asia Pte. Limited